EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements of Tetra Tech Inc. and Subsidiaries on Form S-8 (File Nos. 033-46240, 033-47533, 033-80606, 033-94706, 333-11757, 333-53036 and 333-85558) and Form S-3 (File Nos. 333-61066, 333-61828, 333-63584, 333-67628, 333-70352 and 333-85554) of Tetra Tech, Inc. of our report dated March 25, 2003, relating to the consolidated financial statements of Foster Wheeler Environmental Corporation, which appears in the Current Report on Form 8-K/A of Tetra Tech Inc. dated March 7, 2003.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

May 21, 2003